Exhibit 99.1

FOR IMMEDIATE RELEASE

AVNET ANNOUNCES OFFERING OF $270 MILLION OF CONVERTIBLE SENIOR DEBENTURES

Phoenix, AZ – March 1, 2004 – Avnet, Inc. (NYSE:AVT) today announced that it plans to raise $270 million through an offering of convertible senior debentures due 2034. Avnet expects to grant the underwriters an option to purchase up to an additional $30 million aggregate principal amount of debentures. Avnet intends to use the net proceeds of approximately $262 million from this offering together with cash on hand to repurchase any and all of its $360 million 7 7/8 percent notes due 2005 that are tendered in the tender offer for those notes that was announced today. The offering will be lead-managed by Banc of America Securities and Credit Suisse First Boston.

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.

A prospectus relating to this offering may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (646)-733-4166, or from Credit Suisse First Boston LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (212) 325-2580 or by faxing requests to (212) 325-8057.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” “intend,” “would,” “should,” and “estimate.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contract us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Investor Relations 480/643-7053 investorrelations@avnet.com